Form 10KSB, Exhibit 13
period 2002-12-31
NEIGHBORS BANCSHARES INC
filed 2003-03-31
CIK 1180933

Exhibit 13.1




                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
Neighbors Bancshares, Inc.


We have audited the accompanying balance sheet of Neighbors Bancshares, Inc. (a development stage corporation) as of December 31, 2002, and the related statements of operations, changes in stockholder's deficit and cash flows for the year then ended, for the period from May 31, 2001 (inception) to December 31, 2001 and for the period from May 31, 2001 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neighbors Bancshares, Inc. as of December 31, 2002 and the results of its operations and its cash flows for the year then ended, for the period from May 31, 2001 (inception) to December 31, 2001 and for the period from May 31, 2001 (inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Neighbors Bancshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.



                                          /s/ PORTER KEADLE MOORE, LLP


Atlanta, Georgia
March 10, 2003

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                DECEMBER 31, 2002


                                     Assets
                                     ------


Cash                                                          $   82,856
Restricted cash                                                  120,000
Deposit                                                           10,000
Deferred offering expenses                                        73,171
Land                                                           1,409,510
                                                              -----------

                                                              $1,695,537
                                                              ===========

                      Liabilities and Stockholder's Deficit
                      -------------------------------------

Line of credit                                                $  500,000
Note payable                                                   1,450,000
Advances from organizers                                          70,000
Subscribers' deposits                                            120,000
Accrued expenses                                                  36,068
                                                              -----------

     Total liabilities                                         2,176,068
                                                              -----------

Commitments

Stockholder's deficit:
 Preferred stock, no par value, 10,000,000 shares
     authorized; no shares issued and outstanding                      -
 Common stock, $.50 par value, 10,000,000 shares authorized;
     1 share issued and outstanding                                    1
 Additional paid-in capital                                            9
 Deficit accumulated during the development stage               (480,541)
                                                              -----------

     Total stockholder's deficit                                (480,531)
                                                              -----------

                                                              $1,695,537
                                                              ===========


See accompanying notes to financial statements and independent accountants' report.

                               NEIGHBORS BANCSHARES, INC.
                           (A DEVELOPMENT STAGE CORPORATION)

                               STATEMENTS OF OPERATIONS

                       FOR THE YEAR ENDED DECEMBER 31, 2002,
         THE PERIOD FROM MAY 31, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND
           THE PERIOD FROM MAY 31, 2001 (INCEPTION) TO DECEMBER 31, 2002


                                               May 31, 2001         Cumulative
                             Year ended           Through             Through
                         December 31, 2002   December 31, 2001   December 31, 2002
                        -------------------  ------------------  ------------------
Expenses:

 Legal and consulting   $          101,320              87,500             188,820
 Salaries and benefits             185,908                   -             185,908
 Interest expense                   22,980               1,356              24,336
 Rental expense                     10,200               4,200              14,400
 Other expenses                     54,512              12,565              67,077
                        -------------------  ------------------  ------------------

  Total expenses                   374,920             105,621             480,541
                        -------------------  ------------------  ------------------

   Net loss             $         (374,920)           (105,621)           (480,541)
                        ===================  ==================  ==================

See accompanying notes to financial statements and independent accountants' report.

                              NEIGHBORS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE CORPORATION)

                     STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD FROM
                     MAY 31, 2001 (INCEPTION) TO DECEMBER 31, 2001


                                                               Deficit
                                                             Accumulated
                                                 Additional   During the
                                        Common    Paid In    Development
                                        Stock     Capital       Stage        Total
                                       --------  ----------  ------------  ---------
Issuance of common stock to organizer  $      1           9            -         10

Net loss                                      -           -     (105,621)  (105,621)
                                       --------  ----------  ------------  ---------

Balance, December 31, 2001                    1           9     (105,621)  (105,611)

Net loss                                      -           -     (374,920)  (374,920)
                                       --------  ----------  ------------  ---------

Balance, December 31, 2002             $      1           9     (480,541)  (480,531)
                                       ========  ==========  ============  =========

See accompanying notes to financial statements and independent accountants' report.

                                     NEIGHBORS BANCSHARES, INC.
                                 (A DEVELOPMENT STAGE CORPORATION)

                                     STATEMENTS OF CASH FLOWS

                               FOR THE YEAR ENDED DECEMBER 31, 2002,
                 THE PERIOD FROM MAY 31, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND
                   THE PERIOD FROM MAY 31, 2001 (INCEPTION) TO DECEMBER 31, 2002


                                                                      May 31, 2001    Cumulative
                                                        Year ended       Through        Through
                                                       December 31,   December 31,   December 31,
                                                           2002           2001           2002
                                                      --------------  -------------  -------------
Cash flows from operating activities:
 Net loss                                             $    (374,920)      (105,621)      (480,541)
 Adjustment to reconcile net loss to net cash
   used by operating activities, consisting of
   change in accrued expenses                                36,068              -         36,068
                                                      --------------  -------------  -------------

    Net cash used by operating activities                  (338,852)      (105,621)      (444,473)
                                                      --------------  -------------  -------------

Cash flows from investing activities:
 Increase in deposits                                       (10,000)             -        (10,000)
 Purchase of land                                        (1,409,510)             -     (1,409,510)
                                                      --------------  -------------  -------------

    Net cash used by investing activities                (1,419,510)             -     (1,419,510)
                                                      --------------  -------------  -------------

Cash flows from financing activities:
 Proceeds from line of credit                               400,000        100,000        500,000
 Proceeds from note payable                               1,450,000              -      1,450,000
 Net change in advances from organizers                     (35,500)       105,500         70,000
 Deferred offering expenses                                 (73,171)             -        (73,171)
 Proceeds from issuance of stock                                  -             10             10
                                                      --------------  -------------  -------------

    Net cash provided by financing activities             1,741,329        205,510      1,946,839
                                                      --------------  -------------  -------------

Net change in cash                                          (17,033)        99,889         82,856

Cash at beginning of period                                  99,889              -              -
                                                      --------------  -------------  -------------

Cash at end of period                                 $      82,856         99,889         82,856
                                                      ==============  =============  =============

Supplemental disclosure of amounts paid for interest  $      21,026          1,356         22,382

Supplemental disclosure of non-cash
 financing and investing activities:
  Increase in subscribers' deposits and restricted
   cash                                               $     120,000              -        120,000

See accompanying notes to financial statements and independent accountants' report.

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(1)  ORGANIZATION
     ------------
     Neighbors Bancshares, Inc. (the "Company") was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Neighbors Bank (the "Bank") (Proposed), which will operate in north Fulton County in the metropolitan Atlanta, Georgia area. The organizers of the Bank filed an application to charter the Bank with the Georgia Department of Banking and Finance ("DBF") on May 9, 2002. Also on May 9, 2002, the organizers filed an application with the Federal Deposit Insurance Corporation ("FDIC") for insurance on the deposits of the Bank operations. The Bank received preliminary approval from the DBF on October 15, 2002 and received preliminary approval from the FDIC on October 28, 2002. Provided that final approval of the applications are received and necessary capital is raised, it is expected that operations will commence in the second quarter of 2003.

     Operations through December 31, 2002 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

     The Company plans to raise between $9,500,000 and $12,000,000 through an offering of its common stock at $10.00 per share, of which at least $9,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $1,945,000 (194,500 shares) of the Company's stock.

     In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizers. Each organizer will be awarded one warrant for each share purchased. However, the total warrants issued will not exceed 360,000. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering and expire ten years after the date of grant. The Company will reserve up to 240,000 shares of its common stock for issuance under a stock option plan.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------
     ESTIMATES
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to use estimates and assumptions that affect the financial statements. Actual results could differ from these estimates.

     ORGANIZATION COSTS
     Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

     DEFERRED OFFERING EXPENSES
     Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

     PRE-OPENING EXPENSES
     Costs incurred for overhead and other operating expenses are included in the current period's operating results.

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------
     NET LOSS PER COMMON SHARE
     Net loss per common share is not presented due to the fact that such information would not be meaningful.

     INCOME TAXES
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3)  LIQUIDITY AND GOING CONCERN CONSIDERATIONS
     ------------------------------------------
     The Company incurred a net loss of $374,920 for the year ended December 31, 2002 and $105,621 for the period from May 31, 2001 (inception) to December 31, 2001. At December 31, 2002, liabilities exceeded assets by $480,531.

     At December 31, 2002, the Company is funded by advances from the organizers and a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

     To provide permanent funding for its operation, the Company is currently offering between 950,000 and 1,200,000 shares of its $.50 par value common stock at $10.00 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The share issued, which is outstanding at December 31, 2002, will be redeemed concurrently with the consummation of the offering.

(4)  RESTRICTED CASH AND SUBSCRIBERS' DEPOSITS
     -----------------------------------------
     Restricted cash of $120,000 at December 31, 2002 represents amounts deposited by the Company in connection with its initial offering. Subscribers' deposits represent amounts deposited with the Company by potential common stockholders. Should the Company be unable to complete its initial offering, these amounts will be refunded to the subscribers.

(5   LINE OF CREDIT
     --------------
     Organization, offering and pre-opening costs incurred prior to the opening for business are being funded under a $1,000,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of September 24, 2003 and interest, payable monthly, calculated at the prime interest rate.

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(6)  ADVANCES FROM ORGANIZERS
     ------------------------
     As of December 31, 2002, the organizers of the Company have advanced $70,000 to the Company. These advances are unsecured, non-interest-bearing and will be repaid with proceeds from the initial offering.

(7)  NOTE PAYABLE
     ------------
     The Company has entered into a note payable agreement with a bank in order to purchase the land on which it will construct its main banking office. This note payable agreement is secured by the land. The terms of the note payable, which is guaranteed by the organizers, include a maturity of October 30, 2003 and interest, payable monthly, calculated at the prime interest rate.

(8)  PREFERRED STOCK
     ---------------
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(9)  COMMITMENTS AND RELATED PARTY TRANSACTIONS
     ------------------------------------------
     The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of three years. The agreement provides for a base salary, an incentive bonus based on the Company's performance and other perquisites commensurate with his employment.

     The Company has entered into an employment agreement with its Chief Financial Officer, providing for an initial term of three years. The agreement provides for a base salary and other perquisites commensurate with his employment.

     The Company has entered into an agreement with a company that is owned by one of the organizers of the Company for consulting services assisting in organizing the Bank. The Company has committed to pay a total of $150,000 for these services, of which all has been paid as of December 31, 2002. The Company is also paying rent to this affiliated company at the rate of $800 per month on a month-to-month basis.

     The Company has entered into an agreement with a consultant to provide assistance in raising capital and to provide marketing services. The Company has agreed to pay a total of $67,500 for these services and will pay a performance bonus to the consultant ranging from $50,000 to $75,000 if the initial offering is completed within certain timeframes, of which $18,500 been paid or accrued as of December 31, 2002.

     The Company has entered into an agreement to purchase a modular bank building that will serve as the Bank's temporary banking facility. The purchase price for this modular bank building is $57,000, of which $10,000 has been paid as of December 31, 2002 and is included in deposits in the accompanying balance sheet.

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(10) STOCK INCENTIVE PLAN
     --------------------
     The Company plans to adopt a stock incentive plan whereby shares of common stock equal to 20% of the number of shares sold in the Company's initial offering will be reserved for issuance under the plan. The plan will allow the Company to grant incentive stock options and non-qualified stock options to its organizers, directors, executive officers and other employees. The exercise price of each option granted under the plan will not be less than the fair market value of the common stock on the date of grant and the term of each option may not exceed ten years. Upon adoption of the plan and granting of options, the Company will account for the options under the guidance of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, as allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

(11) INCOME TAXES
     ------------
     The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2002:

       Deferred tax asset relating to pre-opening expenses            $ 173,358
         Deferred tax asset relating to operating loss carryforward       9,248
           Less valuation allowance                                    (182,606)
                                                                      ----------

           Net deferred taxes                                         $        -
                                                                      ==========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.