Form 10KSB, Exhibit 13
period 2003-12-31
NEIGHBORS BANCSHARES INC
filed 2004-04-14
CIK 1180933

EXHIBIT 13.1




                           NEIGHBORS BANCSHARES, INC.


                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
Neighbors Bancshares, Inc. and Subsidiary
Alpharetta, Georgia

We  have  audited  the  accompanying  consolidated  balance  sheets of Neighbors
Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neighbors
Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                /s/PORTER KEADLE MOORE, LLP




Atlanta, Georgia
March 12, 2004

                         NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                               CONSOLIDATED BALANCE SHEETS

                                DECEMBER 31, 2003 AND 2002


                                                                          2003         2002
                                                                      ------------  ----------
                                     Assets
                                     ------

Cash and due from banks                                               $   223,041      82,856
Federal funds sold                                                      4,312,000           -
                                                                      ------------  ----------

        Cash and cash equivalents                                       4,535,041      82,856

Restricted assets consisting of cash and U.S. agency note                       -     120,000
Investment securities available-for-sale                                1,446,244           -
Deferred offering costs                                                         -      73,171
Loans, net                                                              4,439,494           -
Premises and equipment, net                                             2,119,079   1,409,510
Accrued interest receivable and other assets                              197,131      10,000
                                                                      ------------  ----------

                                                                      $12,736,989   1,695,537
                                                                      ============  ==========

                 Liabilities and Shareholders' Equity (Deficit)
                 ----------------------------------------------

Liabilities:
    Deposits:
        Noninterest-bearing demand                                    $   474,673           -
        Interest-bearing demand                                         1,946,468           -
        Savings                                                            25,550           -
        Time                                                              130,381           -
                                                                      ------------  ----------

      Total deposits                                                    2,577,072           -

    Subscribers' deposits                                                       -     120,000
    Advances payable to organizers                                              -      70,000
    Line of credit                                                              -     500,000
    Note payable                                                                -   1,450,000
    Accrued interest payable and other liabilities                         98,877      36,068
                                                                      ------------  ----------

        Total liabilities                                               2,675,949   2,176,068
                                                                      ------------  ----------

Commitments

Shareholders' equity (deficit):
    Preferred stock, no par value; 10,000,000 shares authorized;
        no shares issued and outstanding                                        -           -
    Common stock, $.50 par value; 10,000,000 shares authorized;
        1,157,800 shares issued and outstanding in 2003 and 1 share
        issued and outstanding in 2002                                    578,900           1
    Additional paid-in capital                                         10,748,421           9
    Accumulated deficit                                                (1,253,982)   (480,541)
    Accumulated other comprehensive income (loss)                         (12,299)          -
                                                                      ------------  ----------

        Total shareholders' equity (deficit)                           10,061,040    (480,531)
                                                                      ------------  ----------

                                                                      $12,736,989   1,695,537
                                                                      ============  ==========


See accompanying notes to consolidated financial statements.

                        NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                        2003         2002
                                                                    -------------  ---------
Interest income:
    Interest and fees on loans                                      $     33,528          -
    Interest and dividends on investment securities                       11,251          -
    Interest on Federal funds sold                                        19,203          -
    Interest on interest-bearing deposits                                 26,362          -
                                                                    -------------  ---------

    Total interest income                                                 90,344          -
                                                                    -------------  ---------

Interest expense:
    Interest expense on deposits                                           4,273          -
    Other interest expense                                                61,468     22,980
                                                                    -------------  ---------

    Total interest expense                                                65,741     22,980
                                                                    -------------  ---------

    Net interest income (expense)                                         24,603    (22,980)

Provision for loan losses                                                 45,000          -
                                                                    -------------  ---------

    Net interest income (expense) after provision for loan losses        (20,397)   (22,980)
                                                                    -------------  ---------

Other income:
    Service charges and fees on deposit accounts                             359          -
    Other operating                                                          233          -
                                                                    -------------  ---------

        Total other income                                                   592          -
                                                                    -------------  ---------

Other expense:
    Salaries and employee benefits                                       507,855    185,908
    Net occupancy and equipment                                           56,128     10,200
    Other operating                                                      189,653    155,832
                                                                    -------------  ---------

        Total other expense                                              753,636    351,940
                                                                    -------------  ---------

        Net loss                                                    $   (773,441)  (374,920)
                                                                    =============  =========

        Basic and diluted loss per share                            $       (.67)      (.32)
                                                                    =============  =========


See accompanying notes to consolidated financial statements.

                                 NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                               FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                                 Accumulated
                                                     Additional                    Other
                                         Common        Paid-in    Accumulated   Comprehensive
                                          Stock        Capital      Deficit     Income (Loss)      Total
                                      -------------  -----------  ------------  --------------  -----------

Balance, December 31, 2001            $          1            9      (105,621)              -     (105,611)

Net loss                                         -            -      (374,920)              -     (374,920)
                                      -------------  -----------  ------------  --------------  -----------

Balance, December 31, 2002                       1            9      (480,541)              -     (480,531)

Redemption of organizing share
   of stock                                     (1)          (9)            -               -          (10)

Sale of common stock, net of
   offering expenses of $250,679           578,900   10,748,421             -               -   11,327,321

Net loss                                         -            -      (773,441)              -     (773,441)

Change in unrealized loss
   on securities available-for-sale,
   net of tax                                    -            -             -         (12,299)     (12,299)
                                      -------------  -----------  ------------  --------------  -----------

Balance, December 31, 2003            $    578,900   10,748,421    (1,253,982)        (12,299)  10,061,040
                                      =============  ===========  ============  ==============  ===========


See accompanying notes to consolidated financial statements.

                   NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                         2003       2002
                                                      ----------  ---------

Net loss                                              $(773,441)  (374,920)
Other comprehensive loss net of tax:
  Unrealized losses on investment
   securities available-for-sale:
     Unrealized losses arising during the period        (19,799)         -
     Income tax benefit related to unrealized losses      7,500          -
                                                      ----------  ---------

Other comprehensive loss                                (12,299)         -
                                                      ----------  ---------

Comprehensive loss                                    $(785,740)  (374,920)
                                                      ==========  =========



See accompanying notes to consolidated financial statements.

                      NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                              2003          2002
                                                          -------------  -----------
Cash flows from operating activities:
   Net loss                                               $   (773,441)    (374,920)
      Adjustments to reconcile net loss to
         net cash used by operating activities:
            Provision for loan losses                           45,000            -
            Depreciation, amortization and accretion            11,070            -
            Change in:
               Other assets                                   (179,631)           -
               Other liabilities                                62,809       36,068
                                                          -------------  -----------

                  Net cash used by operating activities       (834,193)    (338,852)
                                                          -------------  -----------

Cash flows from investing activities:
   Proceeds from maturities and paydowns
      of investment securities available-for-sale               18,451            -
   Increase in deposits                                              -      (10,000)
   Purchases of investment securities available-for-sale    (1,484,142)           -
   Net change in loans                                      (4,484,494)           -
   Purchases of premises and equipment                        (720,991)  (1,409,510)
                                                          -------------  -----------

               Net cash used by investing activities        (6,671,176)  (1,419,510)
                                                          -------------  -----------

Cash flows from financing activities:
   Net change in deposits                                    2,577,072            -
   Change in advances payable to organizers                    (70,000)     (35,500)
   Change in line of credit                                   (500,000)     400,000
   Proceeds from note payable                                        -    1,450,000
   Repayment of note payable                                (1,450,000)           -
   Proceeds from sale of common stock                       11,578,000            -
   Deferred offering costs                                    (177,508)     (73,171)
   Redemption of organizing share of stock                         (10)           -
                                                          -------------  -----------

               Net cash provided by financing activities    11,957,554    1,741,329
                                                          -------------  -----------

Net change in cash and cash equivalents                      4,452,185      (17,033)

Cash and cash equivalents at beginning of the year              82,856       99,889
                                                          -------------  -----------

Cash and cash equivalents at end of the year              $  4,535,041       82,856
                                                          =============  ===========

Non-cash investing and financing activities:
   Change in unrealized loss on securities
      available-for-sale, net of tax                      $    (12,299)           -
   Change in restricted assets and subscribers' deposits  $   (120,000)     120,000

Supplemental Information:
   Interest paid, net of amounts capitalized              $     66,772       21,026


See accompanying notes to consolidated financial statements.

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation
     ---------------------
     The consolidated financial statements include the accounts of Neighbors Bancshares, Inc. (the "Company") and its wholly owned subsidiary, Neighbors Bank (the "Bank"). All significant inter-company accounts and transactions have been eliminated in consolidation.

     The Company raised $11,327,321 net of offering expenses of $250,679, through the sale of 1,157,800 shares of its $.50 par value common stock at $10.00 per share and was incorporated for the purpose of becoming a bank holding company. The Bank commenced business on September 19, 2003 upon receipt of its banking charter from the Georgia Department of Banking and Finance ("DBF"). The Bank is primarily regulated by the DBF and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout North Fulton County, Georgia.

     Operations through September 19, 2003 related primarily to expenditures by the organizers for incorporating and organizing the Company. The Company was reported on as a development stage corporation for the period ended December 31, 2002.

     The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

     Cash  and  Cash  Equivalents
     ----------------------------
     Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2003, all securities are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently. Depreciation expense on furniture and equipment is computed over estimated useful lives, which range from three to seven years.

     Organizational  Expenses
     ------------------------
     Start up costs and expenses associated with organizing the Bank such as regulatory application fees, legal and professional fees, and pre-opening salaries have been expensed in accordance with Statement of Position (SOP) 98-5 issued by the American Institute of Certified Public Accountants.

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Line  of  Credit  and  Advances  Payable  to  Organizers
     --------------------------------------------------------
     Organization, offering and pre-opening costs incurred prior to opening for business were funded under a line of credit and from advances payable to the organizers. The line of credit, which was guaranteed by the organizers, and the advances were repaid upon consummation of the stock offering.

     Net  Earnings  (Loss)  Per  Share
     ---------------------------------
     Earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both earnings per share and diluted earnings per share is required.

     For 2003, the effect of potential common shares outstanding would be anti-dilutive, and therefore is not presented. There were 270,796 anti-dilutive potential common stock issuances outstanding as of December 31, 2003.

     For 2003 and 2002, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering (1,157,800), which are considered outstanding for all periods presented.

     Restricted  Assets  and  Subscribers'  Deposits
     -----------------------------------------------
     Restricted assets of $120,000 at December 31, 2002 consisted of cash and represent amounts deposited by the Company in connection with its initial offering. Subscribers' deposits represented amounts deposited with the Company by potential common stockholders. There were no restricted assets or subscribers' deposits at December 31, 2003.

     Recent  Accounting  Pronouncements
     ----------------------------------
     Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

(2)  INVESTMENT SECURITIES
     Investment securities available-for-sale at December 31, 2003 are as follows:

                                                Gross       Gross      Estimated
                                  Amortized   Unrealized  Unrealized     Fair
                                     Cost       Gains       Losses       Value
                                  ----------  ----------  -----------  ---------
      Mortgage backed securities  $1,466,043           -     (19,799)  1,446,244
                                  ==========  ==========  ===========  =========

     As of December 31, 2003, the Company's available-for-sale portfolio consisted entirely of mortgage-backed securities; therefore, contractual maturities are not reported. There were no sales of securities available-for-sale during 2003 or 2002. There were no investments pledged at December 31, 2003 and 2002.

(3)  LOANS
     Major classifications of loans at December 31, 2003 are summarized as follows:

     Commercial, financial and agricultural           $  517,468
     Real estate - commercial                          3,324,502
     Real estate - construction and development          425,000
     Consumer                                            217,524
                                                      ----------
                                                       4,484,494
     Less:   Allowance for loan losses                    45,000
                                                      ----------
                                                      $4,439,494
                                                      ==========

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)  LOANS, CONTINUED
     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of North Fulton County in Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. At December 31, 2003, loans to a single borrower represented approximately 54% of total loans outstanding.

     The Bank provided $45,000 for the year ended December 31, 2003 to the allowance for loan losses for potential problem loans.

(4)  PREMISES AND EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2003 are summarized as follows:

     Land                                           $1,409,510
     Furniture and equipment                           184,930
     Construction in process                           536,060
                                                    ----------
                                                     2,130,500

     Less: Accumulated depreciation                     11,421
                                                    ----------

                                                    $2,119,079
                                                    ==========

     Depreciation expense amounted to $11,421 in 2003. The Company capitalized interest in the amount of $4,886 on its construction in process during 2003.

(5)  DEPOSITS
     There  were no time deposits in excess of $100,000 as of December 31, 2003.

     At December 31, 2003, contractual maturities of time deposits are summarized as follows:

                    2004                               $97,750
                    2005                                32,631
                                                       -------

                                                       130,381
                                                       =======

(6)  INCOME TAXES
     The Company had no income tax expense or benefit for the periods ended December 31, 2003 and 2002, as net operating losses were incurred and financial statement deferred tax benefits remained unrecorded as their realization was heavily dependent on future taxable income.

     The following summarizes the components of deferred taxes at December 31, 2032 and 2002.

                                                                             2003        2002
                                                                          -----------  ---------
         Deferred income tax assets:
           Pre-opening expenses                                           $  285,635    173,358
           Allowance for loan losses                                          11,928          -
           Unrealized losses on investment securities available-for-sale       7,500          -
           Operating loss carryforwards                                      182,244      9,248
                                                                          -----------  ---------

         Total gross deferred income tax assets                              487,307    182,606
         Less valuation allowance                                           (474,430)  (182,606)
                                                                          -----------  ---------

         Deferred income tax asset                                            12,877          -

         Deferred income tax liability relating to premises and
           equipment                                                           5,377          -
                                                                          -----------  ---------

         Net deferred income tax asset                                    $    7,500          -
                                                                          ===========  =========

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)  INCOME TAXES, CONTINUED
     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income. As of December 31, 2003, the Company has net operating loss carryforwards totaling approximately $480,000 that will begin to expire in 2022 unless previously utilized.

(7)  COMMITMENTS
     The Company entered into employment agreements with its President & Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer. These agreements have terms of three years, provide for a base salary, incentive bonuses, and other perquisites commensurate with their employment.

     The Bank is currently constructing its main office building under a construction contract with one of its directors. The total amount of the contract is $3,236,047 of which $531,174 has been paid or accrued as of December 31, 2003. This transaction was awarded after obtaining competitive proposals from similar design-build construction firms and submitted to the DBF for review. The DBF responded with no objection to the transaction. Management believes that this contract has been negotiated on terms competitive in the market.

     The Bank is currently operating in a leased facility adjacent to their main office that is under construction. Monthly rent related to this lease is $3,199 and the lease expires on May 31, 2004. Total rent expense for the year ended December 31, 2003 was $26,036.

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which totaled $49,880 as of December 31, 2003. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

(8)  EMPLOYEE AND DIRECTOR BENEFIT PLANS
     The Board of Directors of the Company has approved an employee stock incentive plan subject to the approval of the shareholders. The plan will be for the benefit of key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 231,560 shares will be reserved for possible issuance under the plan. The options will generally vest over a three-year period and expire after ten years. No options have been granted under this plan as of December 31, 2003.

     In connection with the Company's formation and initial offering, 270,796 warrants for shares were issued to the organizers. The warrants were issued at the initial offering price of $10 per share and vest evenly over a three-year period. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after the holder ceases to serve as a director. No warrants are exercisable as of December 31, 2003.

(9)  SHAREHOLDERS' EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) RELATED PARTY TRANSACTIONS
     The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2003, there were $371,242 of related party deposits. There were no related party loans outstanding as of December 31, 2003.

(11) MISCELLANEOUS OPERATING EXPENSES
     Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

                                             2003     2002
                                            -------  -------
     Legal, accounting and consulting       $57,875  101,320
     Printing and reproduction              $17,703    2,313
     Data processing                        $40,457        -
     Other expenses                         $73,618   54,512

(12) REGULATORY MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2003, the most recent notification from the regulators categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The actual capital amounts (in thousands) and ratios are also presented in the table below.

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                             For Capital         Prompt Corrective
                                                       Actual             Adequacy Purposes      Action Provisions
                                               ---------------------  -----------------------  ----------------------
                                                 Amount      Ratio      Amount       Ratio       Amount      Ratio
                                               ----------  ---------  -----------  ----------  ----------  ----------
     AS OF DECEMBER 31, 2003
     Total Capital (to Risk Weighted Assets)
       Consolidated                            $   10,118    132.47%  $       611          8%         N/A         N/A
       Bank                                    $    9,636    126.16%  $       611          8%  $      764         10%
     Tier 1 Capital (to Risk Weighted Assets)
       Consolidated                            $   10,073    131.88%  $       306          4%         N/A         N/A
       Bank                                    $    9,591    125.57%  $       306          4%  $      458          6%
     Tier 1 Capital (to Average Assets)
       Consolidated                            $   10,073     85.98%  $       469          4%         N/A         N/A
       Bank                                    $    9,591     81.87%  $       469          4%  $      586          5%

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) REGULATORY MATTERS, CONTINUED
     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.


(13) NEIGHBORS BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                        Balance Sheets

                                  December 31, 2003 and 2002

                                            Assets
                                            ------
                                                                    2003         2002
                                                                 -----------  ----------

     Cash and cash equivalents                                   $   504,037     82,856
     Restricted assets consisting of cash and U.S. agency note             -    120,000
     Deferred offering costs                                               -     73,171
     Land                                                                  -  1,409,510
     Investment in Bank                                            9,579,003          -
     Other assets                                                      1,000     10,000
                                                                 -----------  ----------

                                                                 $10,084,040  1,695,537
                                                                 ===========  ==========

                      Liabilities and Shareholders' Equity (Deficit)
                      ----------------------------------------------

     Subscribers deposits                                        $         -    120,000
     Advances payable to organizers                                        -     70,000
     Note Payable                                                          -  1,450,000
     Line of credit                                                        -    500,000
     Other liabilities                                                23,000     36,068
                                                                 -----------  ----------

             Total liabilities                                        23,000  2,176,068

     Shareholders' equity (deficit)                               10,061,040   (480,531)
                                                                 -----------  ----------

                                                                 $10,084,040  1,695,537
                                                                 ===========  ==========

                                Statements of Operations

                      For the Years Ended December 31, 2003 and 2002

                                                                2003       2002
                                                             ----------  ---------

     Interest income                                         $  27,201          -
     Interest expense                                          (66,354)   (22,980)
     Other operating expense                                  (399,682)  (351,940)
                                                             ----------  ---------

           Loss before equity in undistributed loss of Bank   (438,835)  (374,920)

     Equity in undistributed loss of Bank                     (334,606)         -
                                                             ----------  ---------

           Net loss                                          $(773,441)  (374,920)
                                                             ==========  =========

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) NEIGHBORS BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                            Statements of Cash Flows

                                 For the Years Ended December 31, 2003 and 2002

                                                                                    2003           2002
                                                                               ---------------  -----------
     Cash flows from operating activities:
      Net loss                                                                $     (773,441)    (374,920)
       Adjustments to reconcile net loss to net cash
         used by operating activities:
           Equity in undistributed loss of Bank                                       334,606            -
           Change in other assets and liabilities                                      (4,068)      36,068
                                                                               ---------------  -----------

               Net cash used by operating activities                                 (442,903)    (338,852)
                                                                               ---------------  -----------

     Cash flows from investing activities:
       Capital infusion into Bank                                                  (8,516,398)           -
       Increase in deposits                                                                 -      (10,000)
       Purchase of land                                                                     -   (1,409,510)
                                                                               ---------------  -----------

               Net cash used in investing activities                               (8,516,398)  (1,419,510)
                                                                               ---------------  -----------

     Cash flows from financing activities:
       Change in line of credit                                                      (500,000)     400,000
       Proceeds from note payable                                                           -    1,450,000
       Repayment of note payable                                                   (1,450,000)           -
       Change in advances payable to organizers                                       (70,000)     (35,500)
       Proceeds from sale of common stock                                          11,578,000            -
       Deferred offering costs                                                       (177,508)     (73,171)
       Redemption of organizing share of stock                                            (10)           -
                                                                               ---------------  -----------

               Net cash provided by financing activities                            9,380,482    1,741,329
                                                                               ---------------  -----------

     Net change in cash and cash equivalents                                          421,181      (17,033)

     Cash and cash equivalents at beginning of year                                    82,856       99,889
                                                                               ---------------  -----------

     Cash and cash equivalents at end of year                                  $      504,037       82,856
                                                                               ===============  ===========

     Supplemental schedule of noncash financing and investing activities:
       Change in unrealized loss on securities available-for-sale, net of tax  $      (12,299)           -
       Transfer of land to Bank                                                $    1,409,510            -
     Change in restricted assets and subscribers' deposits                     $     (120,000)     120,000

     Supplemental disclosures of cash flow information:
       Cash paid during the year for interest                                  $       68,308       21,026