Form 10KSB, Exhibit 13
period 2004-12-31
NEIGHBORS BANCSHARES INC
filed 2005-03-31
CIK 1180933

EXHIBIT 13.1

                           NEIGHBORS BANCSHARES, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2004

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
Neighbors Bancshares, Inc. and Subsidiary
Alpharetta, Georgia

     We have audited the accompanying consolidated balance sheets of Neighbors Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neighbors Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                              /s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia
January 14, 2005

                               NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                                      CONSOLIDATED BALANCE SHEETS

                                      DECEMBER 31, 2004 AND 2003


                                                Assets
                                                ------


                                                                                 2004         2003
                                                                             ------------  -----------
Cash and due from banks                                                      $   372,622      223,041
Federal funds sold                                                                     -    4,312,000
                                                                             ------------  -----------
   Cash and cash equivalents                                                     372,622    4,535,041
Investment securities available-for-sale                                         403,732    1,446,244
Investment securities held-to-maturity, estimated fair value of $3,012,756     2,981,135            -
Loans, net                                                                    47,521,617    4,439,494
Premises and equipment, net                                                    5,378,199    2,119,079
Accrued interest receivable and other assets                                     311,154      197,131
                                                                             ------------  -----------
                                                                             $56,968,459   12,736,989
                                                                             ============  ===========
                                 Liabilities and Shareholders' Equity
---------------------------------------------------------------------------

Liabilities:
  Deposits:
    Noninterest-bearing demand                                               $ 3,261,564      474,673
    Interest-bearing demand and money market                                  11,647,997    1,946,468
    Savings                                                                      105,574       25,550
    Time                                                                      31,834,579      130,381
                                                                             ------------  -----------
        Total deposits                                                        46,849,714    2,577,072
Federal funds purchased                                                          812,000            -
Accrued interest payable and other liabilities                                   204,204       98,877
                                                                             ------------  -----------
    Total liabilities                                                         47,865,918    2,675,949
                                                                             ------------  -----------
Shareholders' equity:
  Preferred stock, no par value; 10,000,000 shares authorized;
    no shares issued and outstanding                                                   -            -
  Common stock, $.50 par value; 10,000,000 shares authorized;
    1,157,800 shares issued and outstanding                                      578,900      578,900
  Additional paid-in capital                                                  10,748,421   10,748,421
  Accumulated deficit                                                         (2,217,684)  (1,253,982)
  Accumulated other comprehensive income (loss)                                   (7,096)     (12,299)
                                                                             ------------  -----------
        Total shareholders' equity                                             9,102,541   10,061,040
                                                                             ------------  -----------
                                                                             $56,968,459   12,736,989
                                                                             ============  ===========


See  accompanying  notes  to  consolidated  financial  statements.

                         NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                       FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                                                       2004          2003
                                                                 ----------------  --------

Interest income:
  Interest and fees on loans                                     $      1,549,958   33,528
  Interest and dividends on investment securities                         114,045   11,251
  Interest on Federal funds sold                                           19,750   19,203
  Interest on interest-bearing deposits                                         -   26,362
                                                                 ----------------  --------
        Total interest income                                           1,683,753   90,344
                                                                 ----------------  --------
Interest expense:
  Interest expense on deposits                                            506,182    4,273
  Other interest expense                                                    5,626   61,468
                                                                 ----------------  --------
        Total interest expense                                            511,808   65,741
                                                                 ----------------  --------
        Net interest income                                             1,171,945   24,603
Provision for loan losses                                                 465,000   45,000
                                                                 ----------------  --------
  Net interest income (expense) after provision for loan losses           706,945  (20,397)
                                                                 ----------------  --------
Other income:
  Service charges and fees on deposit accounts                              9,950      359
  Gain on sale of investment securities                                     1,158        -
  Gain on sale of SBA loan                                                 51,250        -
  Other operating                                                          16,975      233
                                                                 ----------------  --------
        Total other income                                                 79,333      592
                                                                 ----------------  --------
Other expense:
  Salaries and employee benefits                                        1,093,511  507,855
  Net occupancy and equipment                                             188,372   56,128
  Other operating                                                         468,097  189,653
                                                                 ----------------  --------
        Total other expense                                             1,749,980  753,636
                                                                 ----------------  --------
        Net loss                                                 $        963,702  773,441
                                                                 ================  ========
        Basic and diluted loss per share                         $            .83      .67
                                                                 ================  ========


See accompanying notes to consolidated financial statements.

                               NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                                                            Accumulated
                                                Additional                     Other
                                      Common      Paid-in    Accumulated   Comprehensive
                                      Stock       Capital      Deficit     Income (Loss)      Total
                                    ----------  -----------  ------------  --------------  -----------
Balance, December 31, 2002          $       1            9      (480,541)              -     (480,531)

Redemption of organizing share
 of stock                                  (1)          (9)            -               -          (10)

Sale of common stock, net of
 offering expenses of $250,679        578,900   10,748,421             -               -   11,327,321

Net loss                                    -            -      (773,441)              -     (773,441)

Change in unrealized loss
 on securities available-for-sale,
 net of tax                                 -            -             -         (12,299)     (12,299)
                                    ----------  -----------  ------------  --------------  -----------

Balance, December 31, 2003            578,900   10,748,421    (1,253,982)        (12,299)  10,061,040

Net loss                                    -            -      (963,702)              -     (963,702)

Change in unrealized loss
 on securities available-for-sale,
 net of tax                                 -            -             -           5,203        5,203
                                    ----------  -----------  ------------  --------------  -----------

Balance, December 31, 2004          $ 578,900   10,748,421    (2,217,684)         (7,096)   9,102,541
                                    ==========  ===========  ============  ==============  ===========


See accompanying notes to consolidated financial statements.

                            NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                         FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                                                              2004       2003
                                                                           ----------  ---------
Net loss                                                                   $(963,702)  (773,441)
                                                                           ----------  ---------
Other comprehensive loss net of tax:
  Unrealized gains (losses) on investment securities available-for-sale:
    Unrealized gains (losses) arising during the period                        9,550    (19,799)
    Income tax (benefit) expense related to unrealized losses                 (3,629)     7,500
  Reclassification adjustment for gain realized                               (1,158)         -
  Associated taxes                                                               440          -
                                                                           ----------  ---------
Other comprehensive income (loss)                                              5,203    (12,299)
                                                                           ----------  ---------
Comprehensive loss                                                         $(958,499)  (785,740)
                                                                           ==========  =========


See accompanying notes to consolidated financial statements.

                                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                                          2004           2003
                                                                                     ---------------  -----------
Cash flows from operating activities:
  Net loss                                                                           $     (963,702)    (773,441)
    Adjustments to reconcile net loss to net cash used by operating activities:
      Provision for loan losses                                                             465,000       45,000
      Depreciation, amortization and accretion                                               97,032       11,070
      Gain on sale of securities available for sale                                          (1,158)           -
      Change in:
        Other assets                                                                       (117,165)    (179,631)
        Other liabilities                                                                   105,327       62,809
                                                                                     ---------------  -----------
            Net cash used by operating activities                                          (414,666)    (834,193)
                                                                                     ---------------  -----------
Cash flows from investing activities:
  Proceeds from maturities and paydowns of investment securities available-for-sale         151,133       18,451
  Proceeds from sale of investments securities available-for-sale                           900,657            -
  Purchases of investment securities available-for-sale                                           -   (1,484,142)
  Purchases of investment securities held-to-maturity                                    (2,979,690)           -
  Net change in loans                                                                   (43,547,123)  (4,484,494)
  Purchases of premises and equipment                                                    (3,357,372)    (720,991)
                                                                                     ---------------  -----------
            Net cash used by investing activities                                       (48,832,395)  (6,671,176)
                                                                                     ---------------  -----------
Cash flows from financing activities:
  Net change in deposits                                                                 44,272,642    2,577,072
  Change in Federal funds purchased                                                         812,000            -
  Change in advances payable to organizers                                                        -      (70,000)
  Change in line of credit                                                                        -     (500,000)
  Repayment of note payable                                                                       -   (1,450,000)
  Proceeds from sale of common stock                                                              -   11,578,000
  Deferred offering costs                                                                         -     (177,508)
  Redemption of organizing share of stock                                                         -          (10)
                                                                                     ---------------  -----------
            Net cash provided by financing activities                                    45,084,642   11,957,554
                                                                                     ---------------  -----------
Net change in cash and cash equivalents                                                  (4,162,419)   4,452,185
Cash and cash equivalents at beginning of the year                                        4,535,041       82,856
                                                                                     ---------------  -----------
Cash and cash equivalents at end of the year                                         $      372,622    4,535,041
                                                                                     ===============  ===========
Non-cash investing and financing activities:
  Change in unrealized loss on securities available-for-sale, net of tax             $        5,203      (12,299)
  Change in restricted assets and subscribers' deposits                              $            -     (120,000)
Supplemental information:
Interest paid, net of amounts capitalized                                            $      425,430       66,772


See accompanying notes to consolidated financial statements.

                    NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis of Presentation
     -----------------------
     The consolidated financial statements include the accounts of Neighbors Bancshares, Inc. (the "Company") and its wholly owned subsidiary, Neighbors Bank (the "Bank"). All significant inter-company accounts and transactions have been eliminated in consolidation.

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

     Certain 2003 amounts have been reclassified to conform to the presentation used in 2004.

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

     Loans and Allowance for Loan Losses
     ----------------------------------------
     Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan fees and costs are deferred and amortized into income over the life of the loan as an adjustment to the yield.

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

     Allowance for Loan Losses
     ----------------------------
     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount, which in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades are assigned allocations of loss based on peer group loss experience and regulatory guidelines. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

     Management uses an outsourced independent loan review specialist to corroborate and challenge the internal loan grading system and methods used to determine the adequacy of the allowance for loan losses.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulators may require additions to the allowance based on their judgments of information available to them at the time of their examination.

     Premises and Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently. The range of estimated useful lives for premises and equipment are:

Buildings                    39 years
Furniture and equipment  3 - 10 years


     Organizational Expenses

     ------------------------

     Start up costs and expenses associated with organizing the Bank such as regulatory application fees, legal and professional fees, and pre-opening salaries have been expensed in accordance with Statement of Position (SOP) 98-5 issued by the American Institute of Certified Public Accountants.


            (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

Net  Loss  Per  Share

---------------------

Loss per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted loss per share. The presentation of loss per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both loss per share and diluted loss per share is required.

For 2004 and 2003, the effect of potential common shares outstanding would be anti-dilutive, and therefore is not presented. There were 270,796 anti-dilutive potential common stock issuances outstanding as of December 31, 2003 and 2004.

For 2004 and 2003, net loss per share is calculated by dividing net loss by the number of common shares outstanding (1,157,800), which are considered outstanding for all periods presented.

Recent  Accounting  Pronouncements

----------------------------------

Meaning of Other-Than-Temporary-Impairment - In March 2004, The Emerging Issues Task Force ("EITF") issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments ("EITF 03-1"). EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. The disclosure guidance was effective for other-than-temporary impairment evaluations made in reporting periods beginning in 2003, whereas the recognition and measurement guidance has been deferred. The disclosures required by EITF 03-1 are included in Note 2 to the consolidated financial statements. The Bank did not recognize an impairment loss on any investment in 2004 or 2003.
Share-Based Payment - In December 2004, the FASB revised SFAS No. 123 ("SFAS No. 123 (R)"). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. For the Company, SFAS No. 123 (R) is effective for periods beginning after December 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt it in the first quarter of 2006. The financial statement impact is not expected to be materially different from that shown in the existing pro forma disclosure required under the original SFAS No. 123.

     Stock-Based Compensation
     ------------------------
     The Company sponsors stock-based compensation plans, which are described more fully in Note 9. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercisable price equal to the market value of the underlying common stock at the date of grant. The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the year ended December 31, 2004. There were no stock options or warrants vested in 2003.

Net loss as reported                                                        $      963,702
  Deduct: Total stock-based employee compensation expense determined under
    fair-value based method for all vested awards                                  302,731
                                                                            --------------
  Pro forma net loss                                                        $    1,266,433
                                                                            ==============
Pro forma net loss per share - basic and diluted                            $         1.09
                                                                            ==============

The fair value of options and warrants is estimated using the Black-Scholes option pricing model. There were no options or warrants granted in 2004. The weighted average grant date fair value of options and warrants and the assumptions used to estimate fair values for the 2003 awards are as follows:


Weighted average grant date fair value of warrants issued at market  $    3.35
  price
      Assumptions used to estimate fair value:
        Risk-free interest rate                                           4.17%
        Expected life                                                 10 years
        Expected dividends                                                   -
        Volatility                                                       .0023


(2)  INVESTMENT  SECURITIES
     Investment securities at December 31, 2004 and 2003 are as follows:

                                                     Gross       Gross     Estimated
                                       Amortized   Unrealized  Unrealized    Fair
                                          Cost       Gains       Losses      Value
                                       ----------  ----------  ----------  ---------
SECURITIES AVAILABLE-FOR-SALE:
  December 31, 2004
    Mortgage backed securities         $  415,177           -      11,445    403,732
                                       ==========  ==========  ==========  =========
  December 31, 2003
    Mortgage backed securities         $1,466,043           -      19,799  1,446,244
                                       ==========  ==========  ==========  =========
SECURITIES HELD-TO-MATURITY:
    December 31, 2004
    U.S. Government agency securities  $2,981,135      31,621           -  3,012,756
                                       ==========  ==========  ==========  =========

As of December 31, 2004 and 2003, the Company's available-for-sale portfolio consisted entirely of mortgage-backed securities; therefore, contractual maturities are not reported. The amortized cost and fair value of investment securities held-to-maturity, by contractual maturity, at December 31, 2004, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Gross       Gross     Estimated
                                    Amortized   Unrealized  Unrealized    Fair
                                       Cost       Gains       Losses      Value
                                    ----------  ----------  ----------  ---------
SECURITIES HELD-TO-MATURITY:
  Due from five years to ten years  $2,981,135      31,621           -  3,012,756
                                    ==========  ==========  ==========  =========

     The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 for available-for-sale and held-to-maturity securities:

                            Less than 12 months     12 months or more     Total


                                  Fair      Unrealized   Fair    Unrealized   Fair    Unrealized
Description of securities        Value         Loss      Value      Loss      Value      Loss
                              ------------  ----------  -------  ----------  -------  ----------
  Mortgage backed securities  $          -           -  403,732      11,445  403,732      11,445
                              ============  ==========  =======  ==========  =======  ==========

     At December 31, 2004, unrealized losses in the investment portfolio related to one debt security. The unrealized loss on this security arose due to changing interest rates and market conditions and is considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest is backed by a U.S. Government sponsored corporation.

     The Company received proceeds of $900,657 from the sale of securities available for sale during 2004. The Company realized gross gains of $1,158 and no gross losses on the sale. There were no sales of securities available-for-sale during 2003.

     Securities held-to-maturity all have provisions for calls during 2005. There were no investments pledged at December 31, 2004 and 2003.

(3)  LOANS

     Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

                                                2004        2003
                                             -----------  ---------

 Commercial, financial and agricultural      $ 7,302,648    517,468
 Real estate - mortgage                       37,065,687  3,497,759
 Real estate - construction and development    2,372,354    425,000
 Consumer                                      1,290,928     44,267
                                             -----------  ---------
                                              48,031,617  4,484,494
Less:   Allowance for loan losses                510,000     45,000
                                             -----------  ---------
                                             $47,521,617  4,439,494
                                             ===========  =========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of North Fulton County in Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     Changes in the allowance for loan losses are summarized as follows:

                                   2004     2003
                                 --------  ------
Balance at beginning of year     $ 45,000       -
Provision for loan losses         465,000  45,000
Loans charged off                       -       -
Recoveries on loans charged off         -       -
                                 --------  ------
Balance at end of year           $510,000  45,000
                                 ========  ======

(4)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2004 and 2003 are summarized as follows:

                                     2004        2003
                                  -----------  ---------
 Land                             $ 1,604,510  1,409,510
 Building                           3,166,489          -
 Furniture and equipment              716,873    184,930
 Construction in process                    -    536,060
                                  -----------  ---------
                                    5,487,872  2,130,500
  Less: Accumulated depreciation      109,673     11,421
                                  -----------  ---------
                                  $ 5,378,199  2,119,079
                                  ===========  =========

     Depreciation expense amounted to approximately $98,200 and $11,400 in 2004 and 2003, respectively. The Company capitalized interest in the amount of $4,886 and $47,479 during 2004 and 2003, respectively on its construction in process.

(5)  BORROWINGS
     The Company has federal funds lines of credit for short-term financing with two financial institutions totaling approximately $3,900,000. At December 31, 2004, the Company had $812,000 outstanding on these lines.

(6)  DEPOSITS
     The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was approximately $11,498,000 at December 31, 2004. There were no time deposits with a minimum denomination of $100,000 at December 31, 2003. At December 31, 2004, the scheduled maturities of time deposits were as follows:

2005  $19,271,353
2006    4,254,629
2007    1,450,108
2008       74,989
2009    6,783,500
      -----------
      $31,834,579
      ===========


(7)  INCOME  TAXES
     The components of income tax (benefit) expense for the years ended December 31, 2004 and 2003 are as follows:

                                    2004          2003
                               ---------------  ---------
Current                        $            -          -
Deferred                             (365,233)  (291,824)
Change in valuation allowance         365,233    291,824
                               ---------------  ---------
                               $            -          -
                               ===============  =========

     The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2004 and 2003, is as follows:

                                    2004          2003
                               ---------------  ---------
Pretax loss at statutory rate  $     (327,659)  (262,970)
State income tax benefit, net         (38,023)   (30,572)
Change in valuation allowance         365,233    291,824
Other                                     449      1,718
                               ---------------  ---------
                               $            -          -
                               ===============  =========

     The following table summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred taxes at December 31, 2004 and 2003:

                                                                      2004        2003
                                                                  ------------  ---------

Deferred income tax assets:
  Pre-opening expenses                                            $   227,619    285,635
  Allowance for loan losses                                           181,137     11,928
  Unrealized losses on investment securities available-for-sale         4,349      7,500
  Operating loss carryforwards                                        449,697    182,244
                                                                  ------------  ---------
    Total gross deferred income tax assets                            862,802    487,307
Less: Valuation allowance                                            (839,663)  (474,430)
                                                                  ------------  ---------
Deferred income tax asset                                              23,139     12,877
Deferred income tax liability relating to premises and equipment       18,790      5,377
                                                                  ------------  ---------
    Net deferred income tax asset                                 $     4,349      7,500
                                                                  ============  =========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

     At December 31, 2004, the Bank has remaining loss carryforwards of approximately $1,177,000 for federal and state income tax purposes, which begin to expire in 2023, unless previously utilized.

(8)  COMMITMENTS

     The Company entered into employment agreements with its President and Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer. These agreements have terms of three years, provide for a base salary, incentive bonuses, and other perquisites commensurate with their employment.

     During 2003, the Bank operated out of a leased facility with monthly expense of $3,199. The lease expired on May 31, 2004. Total rent expense was $37,658 and $26,036 for the years ended December 31, 2004 and 2003, respectively.

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

     Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

                                        Approximate
                                      Contract Amount
                                      ----------------
                                                  2004    2003
                                      ----------------  ------
Financial instruments whose contract
   amounts represent credit risk:
  Commitments to extend credit        $      9,191,000  49,880
  Standby letters of credit           $        350,000       -



(9)  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS

     The Board of Directors and the shareholders of the Company approved an employee stock incentive plan during 2003. The plan is for the benefit of key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 231,560 shares have been reserved for possible issuance under the plan. The options will vest over a three-year period and expire after ten years. No options have been granted under this plan as of December 31, 2004 and 2003.

     In connection with the Company's formation and initial offering, 270,796 warrants for shares were issued to the organizers. The warrants were issued to organizers at the initial offering price of $10 per share and vest evenly over a three-year period beginning September 19, 2004. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after the holder ceases to serve as a director. The Company had 90,265 warrants which were exercisable at December 31, 2004.

(10) SHAREHOLDERS'  EQUITY

     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(11) RELATED  PARTY  TRANSACTIONS

     The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2004 and 2003, there were $2,280,791 and $371,242, respectively of related party deposits. The following is a summary of activity for related party loans for 2004:

Beginning balance  $        -
New loans           2,859,173
Repayments           (160,183)
                   -----------
Ending balance     $2,698,990
                   ===========


     During 2004 the Bank constructed its main office building under a construction contract with one of its directors. The total amount of the contract was approximately $3,500,000. There were no significant outstanding commitments related to the building as of December 31, 2004.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2004, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The actual capital amounts (in thousands) and ratios are also presented in the table below:

                                                                                  To Be Well
                                                                               Capitalized Under
                                                               For Capital     Prompt Corrective
                                               Actual       Adequacy Purposes  Action Provisions
                                          ----------------  -------  --------  -----------------
                                          Amount    Ratio   Amount     Ratio   Amount    Ratio
                                          -------  -------  -------  --------  -------  --------

AS OF DECEMBER 31, 2004
Total Capital (to Risk Weighted Assets)
  Consolidated                            $ 9,620   17.43%  $ 4,416        8%      N/A       N/A
  Bank                                    $ 9,211   16.74%  $ 4,401        8%  $ 5,501       10%
Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                            $ 9,110   16.50%  $ 2,208        4%      N/A       N/A
  Bank                                    $ 8,701   15.82%  $ 2,200        4%  $ 3,301        6%
Tier 1 Capital (to Average Assets)
  Consolidated                            $ 9,110   18.15%  $ 2,008        4%      N/A       N/A
  Bank                                    $ 8,701   17.40%  $ 2,000        4%  $ 2,500        5%
AS OF DECEMBER 31, 2003
Total Capital (to Risk Weighted Assets)
  Consolidated                            $10,118  132.47%  $   611        8%      N/A       N/A
  Bank                                    $ 9,636  126.16%  $   611        8%  $   764       10%
Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                            $10,073  131.88%  $   306        4%      N/A       N/A
  Bank                                    $ 9,591  125.57%  $   306        4%  $   458        6%
Tier 1 Capital (to Average Assets)
  Consolidated                            $10,073   85.98%  $   469        4%      N/A       N/A
  Bank                                    $ 9,591   81.87%  $   469        4%  $   586        5%

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

(13) MISCELLANEOUS  OPERATING  EXPENSES

     Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

                                    2004     2003
                                  --------  -------
Legal, accounting and consulting  $ 92,763   57,875
Printing and reproduction           46,511   17,703
Data processing                    173,191   40,457
Other expenses                     155,632   73,618
                                  --------  -------
      Total                       $468,097  189,653
                                  ========  =======


(14) NEIGHBORS  BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                   Balance Sheets

                                             December 31, 2004 and 2003

                                                       Assets
                                                       ------


                                                                                                2004         2003
                                                                                             -----------  ----------
Cash and cash equivalents                                                                    $   234,004     504,037
Land                                                                                             195,000           -
Investment in Bank                                                                             8,693,537   9,579,003
Other assets                                                                                           -       1,000
                                                                                             -----------  ----------
                                                                                             $ 9,122,541  10,084,040
                                                                                             ===========  ==========

                                         Liabilities and Shareholders' Equity
                                         ------------------------------------

Total liabilities                                                                            $    20,000      23,000
Shareholders' equity                                                                           9,102,541  10,061,040
                                                                                             -----------  ----------
                                                                                             $ 9,122,541  10,084,040
                                                                                             ===========  ==========


                            Statements of Operations

                 For the Years Ended December 31, 2004 and 2003



                                                           2004       2003
                                                        ----------  ---------
Interest income                                         $       -     27,201
Interest expense                                                -    (66,354)
Other operating expense                                   (73,033)  (399,682)
                                                        ----------  ---------
      Loss before equity in undistributed loss of Bank    (73,033)  (438,835)
Equity in undistributed loss of Bank                     (890,669)  (334,606)
                                                        ----------  ---------
      Net loss                                          $(963,702)  (773,441)
                                                        ==========  =========

(14) NEIGHBORS BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                       Statements of Cash Flows

                            For the Years Ended December 31, 2004 and 2003


                                                                                  2004        2003
                                                                               ----------  -----------
Cash flows from operating activities:
  Net loss                                                                     $(963,702)    (773,441)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Equity in undistributed loss of Bank                                         890,669      334,606
    Change in other assets and liabilities                                        (2,000)      (4,068)
                                                                               ----------  -----------
        Net cash used by operating activities                                    (75,033)    (442,903)
                                                                               ----------  -----------
Cash flows from investing activities:
  Capital infusion into Bank                                                           -   (8,516,398)
    Purchase of land                                                            (195,000)           -
                                                                               ----------  -----------
        Net cash used in investing activities                                   (195,000)  (8,516,398)
                                                                               ----------  -----------
Cash flows from financing activities:
    Change in line of credit                                                           -     (500,000)
    Repayment of note payable                                                          -   (1,450,000)
    Change in advances payable to organizers                                           -      (70,000)
    Proceeds from sale of common stock                                                 -   11,578,000
    Deferred offering costs                                                            -     (177,508)
    Redemption of organizing share of stock                                            -          (10)
                                                                               ----------  -----------
        Net cash provided by financing activities                                      -    9,380,482
                                                                               ----------  -----------
Net change in cash and cash equivalents                                         (270,033)     421,181
Cash and cash equivalents at beginning of year                                   504,037       82,856
                                                                               ----------  -----------
Cash and cash equivalents at end of year                                       $ 234,004      504,037
                                                                               ==========  ===========
Supplemental schedule of noncash financing and investing activities:
    Change in unrealized loss on securities available-for-sale, net of tax     $   5,203      (12,299)
    Transfer of land to Bank                                                   $       -    1,409,510
    Change in restricted assets and subscribers' deposits                      $       -     (120,000)
Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                                     $       -       68,308