Form 10KSB, Exhibit 13
period 2005-12-31
NEIGHBORS BANCSHARES INC
filed 2006-04-07
CIK 1180933

Exhibit 13.1

NEIGHBORS BANCSHARES, INC.

Consolidated Financial Statements

December 31, 2005 and 2004

(with Independent Accountants’ Report thereon)

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 and 2004

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY

December 31, 2005 and 2004

Table of Contents

Page Reference

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Comprehensive Income (Loss)	4

Consolidated Statements of Changes in Stockholders' Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Neighbors Bancshares, Inc. and Subsidiary
Alpharetta, Georgia

We have audited the accompanying consolidated balance sheets of Neighbors Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neighbors Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLP
Atlanta, Georgia
April 4, 2006

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks, including reserve requirement of $198,000 for 2005	$933,755	$372,622
Federal funds sold	4,355,000	-
Investment securities:
Available for sale	3,283,436	403,732
Held to maturity, estimated fair value of $1,974,607 and $3,012,756	1,992,944	2,981,135
Loans, less allowance for loan losses of $1,100,000 and $510,000, respectively	97,995,862	47,521,617
Premises and equipment, net	5,199,119	5,378,199
Accrued interest receivable and other assets	1,041,573	311,154

Total assets	$114,801,689	$56,968,459

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$5,947,899	$3,261,564
Interest-bearing	98,008,341	43,588,150
Total deposits	103,956,240	46,849,714

Federal funds purchased	-	812,000
Accrued interest payable and other liabilities	445,008	204,204
Total liabilities	104,401,248	47,865,918

Commitments

Stockholders' equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.50 par value, 10,000,000 shares authorized, 1,157,800 shares issued and outstanding	578,900	578,900
Additional paid-in capital	10,748,421	10,748,421
Accumulated deficit	(902,680)	(2,217,684)
Accumulated other comprehensive loss	(24,200)	(7,096)
Total stockholders' equity	10,400,441	9,102,541

Total liabilities and stockholders' equity	$114,801,689	$56,968,459

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Operations
Years Ended December 31, 2005 and 2004

	2005	2004
Interest and dividend income:
Loans, including fees	$6,156,422	$1,549,958
Investment securities	257,692	114,045
Federal funds sold	155,982	19,750
Total interest income	6,570,096	1,683,753

Interest expense:
Deposits	2,718,399	506,182
Other	4,154	5,626
Total interest expense	2,722,553	511,808

Net interest income	3,847,543	1,171,945

Provision for loan losses	590,000	465,000

Net interest income after provision for loan losses	3,257,543	706,945

Noninterest income:
Gain on sales of SBA loans	93,522	51,250
Other income	64,075	16,975
Service charges on deposit accounts	22,928	9,950
Gain on sale of investment securities	-	1,158
Total noninterest income	180,525	79,333

Noninterest expense:
Salaries and employee benefits	1,489,097	1,093,511
Net occupancy and equipment	432,371	188,372
Other operating	707,039	468,097
Total noninterest expense	2,628,507	1,749,980

Earnings (loss) before income tax benefit	809,561	(963,702)

Income tax benefit	505,443	-

Net earnings (loss)	$1,315,004	$(963,702)

Net earnings (loss) per share:
Basic	$1.14	$(0.83)
Diluted	$1.10	$(0.83)

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2005 and 2004

	2005	2004

Net earnings (loss)	$1,315,004	$(963,702)

Other comprehensive income (loss), net of tax:

Unrealized gain (loss) on investment securities available for sale:
Unrealized gain (loss) arising during the period, net of tax of $10,484 and $(3,629), respectively	(17,104)	5,921

Reclassification adjustment for gain realized, net of tax of $ 440	-	(718)

Comprehensive income (loss)	$1,297,900	$(958,499)

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2005 and 2004

	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

Balance, December 31, 2003	$578,900	$10,748,421	$(1,253,982)	$(12,299)	$10,061,040

Net loss	-	-	(963,702)	-	(963,702)

Change in unrealized loss on securities available-for-sale, net of tax	-	-	-	5,203	5,203

Balance, December 31, 2004	578,900	10,748,421	(2,217,684)	(7,096)	9,102,541

Net earnings	-	-	1,315,004	-	1,315,004

Change in unrealized loss on securities available-for-sale, net of tax	-	-	-	(17,104)	(17,104)

Balance, December 31, 2005	$578,900	$10,748,421	$(902,680)	$(24,200)	$10,400,441

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004

	2005	2004
Cash from operating activities:
Net earnings (loss)	$1,315,004	$(963,702)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	175,838	97,032
Gain on sale of securities available for sale	-	(1,158)
Provision for loan losses	590,000	465,000
Provision for deferred income taxes	(505,443)	-
Increase in other assets	(214,492)	(117,165)
Increase in other liabilities	240,804	105,327
Net cash provided (used) by operating activities	1,601,711	(414,666)

Cash from investing activities:
Proceeds from maturities and paydowns of investment securities available for sale	71,481	151,133
Proceeds from sale of investments securities available for sale	-	900,657
Purchases of investment securities available for sale	(2,977,250)	-
Purchases of investment securities held to maturity	-	(2,979,690)
Proceeds from calls of investment securities held to maturity	1,000,000	-
Increase in loans, net	(51,064,245)	(43,547,123)
Purchases of premises and equipment	(10,090)	(3,357,372)
Net cash used by investing activities	(52,980,104)	(48,832,395)

Cash from financing activities:
Increase in deposits, net	57,106,526	44,272,642
Increase (decrease) in federal funds purchased	(812,000)	812,000
Net cash provided by financing activities	56,294,526	45,084,642

Net increase in cash and cash equivalents	4,916,133	(4,162,419)
Cash and cash equivalents at beginning of year	372,622	4,535,041
Cash and cash equivalents at end of year	$5,288,755	$372,622

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,481,395	$425,430
Noncash investing activities:
Change in unrealized gains (losses) on securities available for sale, net of tax	$(17,104)	$5,203

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of Neighbors Bancshares, Inc. (the “Company”) and subsidiary conform to generally accepted accounting principles of the United States of America and with general practices within the banking industry. The following is a description of the more sig-nificant of those policies the Company follows in preparing and presenting its consolidated financial statements.

Reporting Entity and Nature of Operations

The Company was formed and commenced operations in 2003. The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary. At December 31, 2005 the Company owned one hundred (100) percent of the outstanding stock of its subsidiary, Neighbors Bank (the “Bank”).

The Bank is a State bank chartered under the laws of Georgia and commenced operations September 19, 2003. The Bank’s main office is located in Alpharetta, Georgia. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank’s primary source of revenue is interest income earned by providing loans to customers within its geographical area.

Principles of Consolidation and Statements Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates in the Preparation of Financial Statements

In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties. Management believes the allowances for losses on loans are adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans may change materially in the near term.

Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”, and “Federal funds sold.” Cash flows from demand deposits, savings deposits, Federal funds sold, renewals and extensions of loan and time deposits are reported net.

Investment Securities

Debt securities that management has the positive intent and the Company has the ability to hold to maturity are classified as securities held to maturity and are recorded at amortized cost. Securities not classified as securities held to maturity, including equity securities with readily, determinable fair values, are securities available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. There were no trading securities during 2005 and 2004.

Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest on loans is credited to income on a daily basis based upon the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and amortized over the life of the related loan.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management’s periodic evaluation of the adequacy of the allowance is comprised of an evaluation of specific risks identified by management, a general allocation of the remaining balance of loans outstanding, and the comparison of these amounts to management’s desired reserve. Specific risks are identified through consideration of adverse situations which may affect a borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, and other relevant factors. Management’s allocation on the remainder of loans outstanding is based on the Company’s known and inherent risks in the portfolio, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates which are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. However, the amount of the change that is reasonably possible cannot be estimated.

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan’s initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable for foreclosure it has been reduced to its estimated fair value, less estimated cost to sell.

Reclassifications

Certain 2004 amounts have been reclassified to conform to the 2005 presentation.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation, computed principally on the straight-line method over the estimated useful lives of the assets.

Maintenance and repairs that do not extend the useful life of the premises and equipment are charged to expense. The useful lives of premises and equipment are as follows:

Asset Type	Useful Life

Building	39 years
Furniture, fixtures and equipment	3-10 years

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

Stock Compensation Plan

The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for their stock-based compensation plans and does not recognize expense for stock option grants or warrants if the exercise price is at least equal to the market value of the common stock at the date of grant. The Company has no stock-based compensation expense reflected in net earnings (loss), as reported, during 2005 and 2004.

In accordance with Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, the following table summarizes the pro forma effect of stock-based compensation as if the fair value method of accounting for stock options had been applied in measuring compensation cost.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Stock Compensation Plan

	Year ended December 31, 2005	Year ended December 31, 2004
Net earnings (loss) as reported	$1,315,004	$(963,702)

Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax for 2005	(219,117)	(302,731)

Pro forma net earnings (loss)	$1,095,887	$(1,266,433)

Pro forma net earnings (loss) per share:
Basic	$0.95	$(1.09)
Diluted	$0.92	$(1.09)

The fair value of stock options used to compute the pro forma disclosures is estimated using the Black-Scholes option-pricing model. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value estimates. The following table summarizes the assumptions used to compute the weighted average fair value of stock option grants.

Weighted average grant date fair value of options issued at market price	$3.94
Assumptions used to estimate fair value:
Risk-free interest rate	4.20%
Expected life	10 years
Expected dividends	-
Volatility	0.1726

The company issued no stock options or warrants during 2004. The pro forma expense amount for the year ended December 31, 2004 includes the 2004 expense associated with the vesting of warrants granted in 2003.

Refer to Note 12 for further information regarding stock-based compensation plans.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income.

Net Earnings (Loss) Per Share

Basic net earnings (loss) per share represents earnings available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to earnings that would result from the assumed issuance. Potential common shares that may be issued by the Company related solely to outstanding stock options and warrants, and are determined using the treasury stock method. The average market price during the year is used to compute equivalent shares.

Net earnings (loss) per common share for the years ended December 31, 2005 and 2004 have been computed based on the following:

	Years Ended December 31,
	2005	2004
Net earnings (loss)	$1,315,004	$(963,702)
Average number of common shares outstanding	1,157,800	1,157,800
Effect of dilutive options and warrants	34,376	-
Average number of common shares outstanding used to calculate diluted net earnings (loss) per common share	1,192,176	1,157,800

There were no anti-dilutive potential common stock issuances outstanding as of December 31, 2005. The effect of potential common shares outstanding in 2004 would be anti-dilutive, and therefore is not presented. There were 270,796 anti-dilutive potential common stock issuances outstanding as of December 31, 2004.

Financial Instruments

In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of standby letters of credit and commitments to extend credit. Such financial instruments will be recorded in the financial statements when they become payable.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Advertising

The Company expenses advertising costs as incurred. For the years ended, December 31, 2005 and 2004 advertising expense was $41,366 and $43,242, respectively.

Recent Accounting Standards

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services.

This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). This Statement is effective for public entities as of the beginning of the first interim reporting period that begins after December 15, 2005. This statement applies to all awards granted after the required effective date, to awards modified, repurchased, or cancelled after that date, and to all previously granted awards that are not fully vested.

The Company will be required to apply FASB Statement No. 123(R) as of the beginning of its first interim period which begins after December 15, 2005 (quarter ended March 31, 2006).

The impact of this Statement on the Company for awards granted after January 1, 2006 will depend upon various factors, among them being the Company’s future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Binomial option pricing model and may not be indicative of the amount which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

2.	PROPOSED MERGER TRANSACTION:

On November 22, 2005, a merger was announced between the Company and another financial institution, Security Bank Corporation. This agreement was subsequently amended on December 22, 2005. Under the merger agreement, Neighbors Bancshares, Inc. will cease to exist, and Neighbors Bank will continue to operate following the merger as a separate, wholly owned subsidiary of Security Bank Corporation. This matter was approved at a meeting of the stockholders on March 7, 2006. The merger is expected to close in April 2006.

Under the terms of the Merger Agreement, Security Bank Corporation will issue, and shareholders of Neighbors Bancshares, Inc. will be entitled to receive their pro rata portion of $1,819,000 in cash and 1,233,404 shares of Security Bank Corporation common stock. Options and warrants to purchase shares of Neighbors common stock outstanding as of the effective time of the merger will be cancelled in the merger and converted, regardless of whether or not they are vested, into the right to receive a pro rata portion of the merger consideration based on the number of equivalent warrant or option shares, as the case may be, for such option or warrant.

3.	SECURITIES:

The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale at December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

US Government agencies	$2,978,656	$-	$(22,202)	$2,956,454
Mortgage-backed securities	343,814	-	(16,832)	326,982
	$3,322,470	$-	$(39,034)	$3,283,436

	December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$415,177	$-	$(11,445)	$403,732

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.	SECURITIES:

The amortized cost, gross unrealized gains and losses, and estimated fair values of securities held to maturity at December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

US Government agencies	$1,992,944	$-	$(18,337)	$1,974,607

	December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

US Government agencies	$2,981,135	$31,621	$-	$3,012,756

The amortized costs and estimated fair values of securities available for sale and held to maturity at December 31, 2005, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due after five years through ten years	$3,322,470	$3,283,436	$1,992,944	$1,974,607

There were no proceeds from sales of securities available for sale for the year ended December 31, 2005. Proceeds from sales of securities available for sale for the year ended December 31, 2004 were $900,657. Gross gains were realized on these sales of $1,158, and no gross losses were realized.

The Bank had no pledged investment securities as of December 31, 2005 and 2004.

Taxable interest income on securities was $257,692 and $114,045 for the years ended December 31, 2005 and 2004, respectively.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.	SECURITIES:

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2005
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
US Government agencies	$22,202	$2,956,454	$-	$-
Mortgage-backed securities	-	-	16,832	326,982
	$22,202	$2,956,454	$16,832	$326,982

2004
Mortgage-backed securities	$-	$-	$11,445	$403,732

Information pertaining to securities held to maturity with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated FairValue
US Government Agencies	$18,337	$1,974,607	$-	$-

The Company had no securities held to maturity with gross unrealized losses at December 31, 2004.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.	SECURITIES:

At December 31, 2005, the six debt securities with unrealized losses have depreciated 1.08% from the Company’s amortized cost basis. These securities are primarily guaranteed by either U.S. Government corporations or U.S. Government agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

4.	LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications of loans at December 31, 2005 and 2004 are summarized as follows:

	December 31,	December 31
	2005	2004

Commercial	$12,807,831	$7,302,648
Real estate - mortgage	61,772,820	37,375,988
Real estate - construction	22,791,081	2,372,354
Consumer installment and other	2,122,662	1,270,754

	99,494,394	48,321,744
Allowance for loan losses	(1,100,000)	(510,000)
Unearned loan fees	(398,532)	(290,127)

Loans, net	$97,995,862	$47,521,617

At December 31, 2005 and 2004, the Company had no loans on which the accrual of interest had been discontinued or reduced.

In the normal course of business, the Company sells and purchases loan participations to and from other financial institutions and related parties. Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities. The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser. At December 31, 2005 and 2004, the Company had loan participations sold of $16,608,809 and $6,459,255, respectively. The Company had loan participations purchased at December 31, 2005 and 2004 of $2,321,601 and $440,000, respectively.

The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in North Fulton County, Georgia, and surrounding counties. A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

4.	LOANS AND ALLOWANCE FOR LOAN LOSSES:

Changes in the allowance for loan losses as of December 31, 2005 and 2004 follows:

	2005	2004
Balance, beginning of year	$510,000	$45,000
Provision for loan losses	590,000	465,000
Loans charged off	-	-
Recoveries	-	-

Balance, end of year	$1,100,000	$510,000

5.	PREMISES AND EQUIPMENT:

The major classes of premises and equipment and the total accumulated depreciation are as follows:

	2005	2004
Land	$1,604,510	$1,604,510
Building	3,169,803	3,166,489
Furniture, equipment and software	723,792	716,873

	5,498,105	5,487,872
Accumulated depreciation	(298,986)	(109,673)

Premises and equipment, net	$5,199,119	$5,378,199

Depreciation expense for the year ended December 31, 2005 and December 31, 2004 was $189,170 and $98,251 respectively.

During 2004, the Bank operated out of a leased facility with monthly expense of $3,199. Total rent expense paid in 2004 $37,658.

6.	DEPOSITS:

Deposit account balances at December 31, 2005 and 2004, are summarized as follows:

	December 31,	December 31,
	2005	2004
Non-interest-bearing demand deposits	$5,947,899	$3,261,564
Interest-bearing demand	29,756,419	11,753,571
Time, < $100,000	43,571,821	20,336,675
Time, > $100,000	24,680,101	11,497,904

Total deposits	$103,956,240	$46,849,714

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

6.	DEPOSITS:

Maturities of time deposits at December 31, 2005, are summarized as follows:

Year Ending
December 31,
2006	$51,456,405
2007	4,007,508
2008	947,704
2009	6,813,214
2010	5,027,091
Total	$68,251,922

At December 31, 2005, the total amount of overdraft deposits reclassified to loans were $5,390.

7.	OTHER BORROWINGS:

At December 31, 2005 and 2004, the Company had Federal funds lines available with correspondent banks of approximately $4,900,000. These unsecured lines have various terms, rates, and maturities. The Company had an outstanding balance of $812,000 on these lines at December 31, 2004. There were no amounts outstanding at December 31, 2005.

Correspondent Bank	Commitment
The Bankers Bank	$2,900,000
First American Bank	2,000,000
$4,900,000

8.	INCOME TAXES:

The components of income tax (benefit) expense for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Utilization of net operating loss carryforward	$393,561	$-
Deferred	(59,341)	(365,233)
Change in valuation allowance	(839,663)	365,233

	$(505,443)	$-

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

8.	INCOME TAXES:

The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings (loss) before taxes for the periods ended December 31, 2005 and 2004 is as follows:

	2005	2004

Pretax income (loss) at statutory rate	$275,251	$(327,659)
State income tax expense (benefit), net	32,059	(38,023)
Change in valuation allowance	(839,663)	365,233
Other	26,910	449

	$(505,443)	$-

The following table summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred taxes at December 31, 2005 and 2004:

	2005	2004

Deferred income tax assets:
Pre-opening expenses	$165,100	$227,619
Allowance for loan losses	321,471	181,137
Unrealized losses on investment securities available for sale	14,833	4,349
Operating loss and credit carryforwards	56,136	449,697

Total gross deferred income tax assets	557,540	862,802

Less: Valuation allowance	-	(839,663)

Deferred income tax asset	557,540	23,139
Deferred income tax liability relating to premises and equipment	37,264	18,790

Net deferred income tax asset	$520,276	$4,349

At December 31 2005, the Company had net operating loss carryforwards of approximately $158,000 for federal and state tax purposes that will begin to expire in 2023, unless previously utilized.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

9.	RELATED PARTY TRANSACTIONS:

The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers are made on substantially the same terms as those prevailing at the time for comparable loans to other persons. Loan transactions will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction. As of December 31, 2005, the Company had related party loans of $2,767,698. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$2,698,990
Advances	2,861,713
Repayments	(2,793,005)
Balance, end of year	$2,767,698

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $3,665,877 and $2,280,791 at December 31, 2005 and 2004, respectively.

10.	COMMITMENTS:

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. The Bank’s loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

10.	COMMITMENTS:

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

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

	Approximate Contract Amount
	2005	2004
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$27,017,000	$9,191,000
Standby letters of credit	527,070	350,000

11.	RISK FACTORS:

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, liquidity risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Liquidity management is in place to maintain ample and diverse funding capacity, liquid assets and other sources of cash to accommodate fluctuations in asset and liability levels due to changes in business operations or unanticipated events. In addition, the Bank is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

12.	STOCK OPTIONS AND WARRANTS:
As of December 31, 2005, the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 270,796 shares of common stock at $10 per share. Warrants granted under the plan are exercisable for a period not to exceed ten years from the grant date and vest ratably over three years.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

12.	STOCK OPTIONS AND WARRANTS:

A summary of the Company’s warrants is presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	270,796	$10.00	270,796	$10.00
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at end of year	270,796	$10.00	270,796	$10.00

Warrants exercisable at year-end	180,531		90,265

Weighted-average fair value of warrants granted during the year	$-		$-

The Company also has a qualified stock option plan which provides for the granting of options to key employees. A maximum of 231,560 shares of common stock may be issued under the plan. The option price, number of shares vesting and grant date are determined at the discretion of the Company’s Board of Directors. Options granted under the plan are exercisable for a period not to exceed ten years from the option grant date and vest ratably over three years, beginning on the first anniversary of the grant date.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

12.	STOCK OPTIONS AND WARRANTS:
A summary of activity in the Company’s stock option plan is presented below:

	2005
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	-	$-
Granted	38,592	10.00
Exercised	-	-
Forfeited	-	-
Outstanding at end of year	38,592	$10.00

Options exercisable at year-end	-

Weighted-average fair value of options granted during the year	$3.94

Information pertaining to options and warrants outstanding at December 31, 2005 is as follows:

Options and Warrants Outstanding			Options and Warrants Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

309,388	7.88 years	$10.00	180,531	$10.00

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

12.	STOCK OPTIONS AND WARRANTS:

As a result of the merger with Security Bank, discussed in more detail in Note 2, all options and warrants, regardless of whether or not they are vested, will be cancelled and converted into the right to receive a pro rata portion of the merger consideration based on the number of equivalent warrant or option shares held.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s consolidated financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

Investment Securities. Fair values for investment securities are based on quoted market prices.

Loans. For variable-rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Deposits. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS:

Other Borrowings. The carrying amounts of other borrowings approximate their fair values.

Commitments to extend credit and standby letters of credit. Because commitments to extend credit and standby letters of credit are generally short-term and at variable rates, the contract value and estimated fair value associated with these instruments are immaterial.

The carrying amount and estimated fair values of the Company’s financial instruments (in thousands) at December 31, 2005, are as follows:

	December 31, 2005
	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, and Federal funds sold	$5,288,755	$5,288,755
Investment securities available for sale	3,283,436	3,283,436
Investment securities held to maturity	1,992,944	1,974,607
Loans, net	97,995,862	97,375,039

Financial liabilities:
Deposits	103,956,240	103,483,663

14.	REGULATORY MATTERS:

The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

14.	REGULATORY MATTERS:

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the regulatory authorities, dated June 30, 2005, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount >	Ratio >	Amount >	Ratio >
As of December 31, 2005:

Total Capital (to Risk Weighted Assets)	11,282	10.19%	8,858	8.00%	11,072	10.00%
Tier I Capital (to Risk Weighted Assets)	10,182	9.20%	4,429	4.00%	6,643	6.00%
Tier I Capital (to Average Assets)	10,182	9.18%	4,435	4.00%	5,543	5.00%

As of December 31, 2004:

Total Capital (to Risk Weighted Assets)	9,211	16.74%	4,401	8.00%	5,501	10.00%
Tier I Capital (to Risk Weighted Assets)	8,701	15.82%	2,200	4.00%	3,301	6.00%
Tier I Capital (to Average Assets)	8,701	17.40%	2,000	4.00%	2,500	5.00%

15.	LIMITATION ON DIVIDENDS:

The sole source of funds available to pay stockholder dividends is from the Bank’s earnings. Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy. Cash dividends may be paid only after the Bank is cumulatively profitable. For the years ended December 31, 2005 and 2004, no dividends were declared or paid.

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

16.	OTHER NONINTEREST EXPENSE:

Components of other operating expense in the consolidated statements of operations are as follows:

	Year Ended December 31, 2005	Year Ended December 31, 2004

Legal, Accounting and Consulting	$268,816	$92,763
Data Processing	156,731	173,191
Printing and Reproduction	32,652	46,511
Other	248,840	155,632
	$707,039	$468,097

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

17.	CONDENSED FINANCIAL INFORMATION ON NEIGHBORS BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Balance Sheets
December 31, 2005 and 2004

	2005	2004

Assets:
Cash	$239,411	$234,004
Land	-	195,000
Investment in common stock of subsidiary	10,157,581	8,693,537
Other assets	58,949	-
Total assets	$10,455,941	$9,122,541

Liabilities and stockholders' equity:
Total liabilities	$55,500	$20,000
Stockholders' equity	10,400,441	9,102,541

Total liabilities and stockholders' equity	$10,455,941	$9,122,541

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

17.	CONDENSED FINANCIAL INFORMATION ON NEIGHBORS BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Statements of Operations
Years Ended December 31, 2005 and 2004

	2005	2004

Other operating expense	$225,093	$73,033

Loss before taxes and equity in undistributed income (loss) of subsidiary	(225,093)	(73,033)

Income tax benefit	58,949	-

Loss before equity in undistributed income (loss) of subsidiary	(166,144)	(73,033)

Equity in undistributed income (loss) of subsidiary	1,481,148	(890,669)

Net earnings (loss)	$1,315,004	$(963,702)

NEIGHBORS BANCSHARES, INC.
AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

17.	CONDENSED FINANCIAL INFORMATION ON NEIGHBORS BANCSHARES, INC.(PARENT COMPANY ONLY):

Condensed Statements of Cash Flows
Years Ended December 31, 2005 and 2004

	2005	2004
Cash from operating activities:
Net income (loss)	$1,315,004	$(963,702)
Adjustments to reconcile net income (loss) to net cash used by operations:
Equity in undistributed income (loss) of Bank	(1,481,148)	890,699
Change in other assets and liabilities	(23,449)	(2,000)
Net cash used by operating activites	(189,593)	(75,003)

Cash from investing activities:
Purchase of land	-	(195,000)
Sale of land to Bank	195,000	-
Net cash provided (used) by investing activities	195,000	(195,000)

Net increase (decrease) in cash and cash equivalents	5,407	(270,003)
Cash and cash equivalents at beginning of year	234,034	504,037
Cash and cash equivalents at end of year	$239,441	$234,034

Supplemental disclosures of cash flow information:
Noncash investing activities:
Change in unrealized gains (losses) on securities available for sale, net of tax	$(17,104)	$5,203